EXHIBIT 99.1

MAREX COMPLETES ACQUISITION OF SOFTWARE SUPPORT TEAM, INC.

     Miami, FL – October 10, 2001 – Marex, Inc. (Nasdaq: MRXX), a software products and technology services company, today announced that it has successfully completed the previously announced acquisition of Software Support Team, Inc., which develops management information solution software for Original Equipment Manufacturers (OEM’s), retailers, distributors, and dealers. The company’s current DockMaster product is being used by more than 400 customers and offers comprehensive business functions to the marine industry through a series of integrated software modules. The acquisition was accomplished through a combination of cash and seller financing.

     Software Support Team is a profitable, well-established company with a fully robust suite of integrated software solution modules, currently serving many of the leading names in the marine industry and with the potential to reach a market of 15,000 new customers among boat dealers, marinas, marine retailers, and distributors. The DockMaster application serves small and medium-sized companies through its 17 integrated software modules spanning a broad range of business functions from general ledger to inventory management to special order processing. Although the modules can be used separately, they were developed to be used as a suite, providing complete integration among all modules, sharing master files, and generating the necessary general ledger, accounts payable, accounts receivable, and inventory transactions.

     In addition to its current customer base, Software Support Team’s product can be rolled out to a variety of small and medium-sized businesses across numerous industries due to its convenient and efficient ‘one-stop shopping’ approach for companies wanting a turnkey system providing multiple functionalities. Marex also expects to increase the capabilities of Software Support Team’s current offerings by augmenting it with the Marex product line.

About Marex

Marex, Inc., headquartered in Miami, Florida, is a software products and technology services company currently serving the marine industry through its electronic commerce and management information solutions. For more information, visit http://www.marex.com.

Forward-Looking Statements

This release contains forward-looking statements, which are made pursuant to the Safe Harbor provisions of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Those risks include, but are not limited to, Marex’s ability to manage growth, acceptance of the Internet as a means for commerce, market demand for e-commerce, Marex’s ability to sell the DockMaster product, Marex’s ability to sign additional boat builders and suppliers, Marex’s ability to recruit and retain qualified management and employees, Marex’s ability to develop as a products and technology company, and Marex’s ability to raise additional capital for operations, if required, as well as other Risk Factors set forth in Marex’s most recent Form 10-K on file with the SEC at http://www.sec.gov, or otherwise stated herein. All forward-looking statements should be considered in light of these risks and uncertainties.